UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 12, 2004

Mercury Air Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7134	11-1800515

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5456 McConnell Avenue, Los Angeles, California	90066

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(310) 827-2737

Not Applicable

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 99.1

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets

Mercury Air Group, Inc. (the “Company”) announced that its shareholders approved the sale of all of the outstanding shares of stock of the Company’s wholly owned subsidiary, Mercury Air Centers, Inc. (“Air Centers”), to Allied Corporation (“Allied”) at its annual shareholders’ meeting held on April 12, 2004. Upon ratification of the shareholders’ vote, the Company closed the sale transaction with Allied with the Company receiving total consideration in cash of $76,349,000, an increase of $3,000,000 from the consideration previously agreed upon between the Company and Allied, subject to adjustment based upon the determination of Air Centers’ net working capital at closing. The purchase price was determined in arm’s-length negotiations between the parties. The assets sold through the sale of the shares of stock of Air Centers consists of all of the assets of the Company’s FBO business excluding the Company’s FBO located at the Long Beach Airport which the Company will retain and continue to operate.

The total consideration received by the Company was used to; a) prepay obligations, including principal and accrued interest, on certain long term debt amounting to $41,223,000; b) establish a cash collateral in the amount of $16,031,000 in support of currently outstanding letters of credit; c) fund an escrow account in the amount of $8,270,000 associated with the Hartsfield Airport FBO in Atlanta to be disbursed to the Company, under certain conditions, over a period not to exceed 5 years from the closing date dependent upon the award of and the terms and conditions of a new site lease for an FBO at the airport; and d) pay transaction costs of $1,590,000 with the Company realizing surplus proceeds of $9,235,000 for the payment of any income tax liability associated with this transaction and for general corporate purposes.

The long term debt obligations of the Company that were prepaid in full with the proceeds of this sale transaction were comprised of the following: a) $24,231,000 for the principal and accrued interest associated with the $24 million Senior Subordinated 12% Note purchased by Allied from J. H. Whitney Company concurrently with the execution of the stock purchase agreement between the Company and Allied on October 28, 2003; b) $8,517,000 for the principal and accrued interest associated with the term debt portion of the senior secured credit facility with Wells Fargo Foothill Corporation (“WFF”); c) $4,765,000 for the cash advances and accrued interest associated with the revolving line of credit of the senior secured credit facility with WFF; and d) $3,710,000 for the principal and accumulated interest for the three promissory notes issued in December 2003 by the Company relating to the settlement agreement with J O Hambro Capital Management and certain of its affiliates. After taking into consideration the prepayment of these debt obligations, the Company’s long term debt, including the current portion of long term debt, will be approximately $18,000,000.

The final amount of total consideration to be paid to the Company is dependent upon the determination of the amount of Air Centers’ net working capital as of the time of closing. In accordance with the terms of the Stock Purchase Agreement entered into by the Company and Allied on October 28, 2003, as amended from time-to-time (the “Stock Purchase Agreement”), the Company and Allied have agreed that if the amount of the Air Centers’ net working capital as of the closing date is in excess of $3,586,000, Allied will pay the difference to the Company or if the amount of the Air Centers’ net working capital as of the closing date is less than $3,586,000, the Company will pay the difference to Allied. It is expected that the determination of the Air Centers’ net working capital as of the closing date will be made within 45 days after the closing date.

The description of the transaction contemplated by the Stock Purchase Agreement contained in Item 2 of this Report on Form 8-K is qualified in its entirety by reference to the full text of the Stock Purchase Agreement which is incorporated by reference from Exhibits B-1, B-2, B-3, and B-4 of the Company’s Schedule 14-A, filed on March 19, 2004, and Exhibit 2.1, hereof.

Item 7. Financial Statements and Exhibits.

(b) Pro forma financial information

Pro forma financial information for the Company reflecting the pro forma adjustments as a result of the sale of Air Centers to Allied are not included in this initial filing of the Company’s current report on Form 8-K. The Company expects to file an amended current report on Form 8-K which will include the pro forma financial information as of and for the period ended March 31, 2004 no later than May 24, 2004.

(c) Exhibits

Exhibit
Number
2.1	Settlement Statement dated as of April 12, 2004.
2.2	Closing Escrow Agreement dated as of April 5, 2004, among the Company, Allied and Wachovia Bank National Association, as escrow agent.
99.1	Press Release of Mercury Air Group, Inc. dated as of April 12, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY AIR GROUP, INC.

(Registrant)

Date:	April 21, 2004	/S/ Robert Schlax

Robert Schlax
Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
2.1	Settlement Statement dated as of April 12, 2004

2.2	Closing Escrow Agreement dated as of April 5, 2004, among the Company, Allied and Wachovia Bank National Association, as escrow agent.

99.1	Press Release of Mercury Air Group, Inc. dated April 12, 2004